EXHIBIT 10.108
BENEFIT ADMINISTRATION FOR THE SELF-EMPLOYED
VENDOR AGREEMENT
This Agreement is made as of January 1, 2005 (“Effective Date”) by and between Specialized Association Services, LTD, with offices at 3801 William D. Tate, Suite 800, Grapevine, TX 76051 (“SAS”) and BENEFIT ADMINISTRATION FOR THE SELF-EMPLOYED with offices at 601 Visions Parkway, Suite B, P.O. Box 37, Adel, IA 50003 (“Vendor”).
Section I. Responsibilities of Vendor
A.	Vendor agrees to offer “Product” as described in Addendum I, to members of associations serviced by SAS and set forth in Addendum II, which associations are hereinafter referred to as “Clients.” Vendor agrees to offer Product through Clients or directly to members of Clients. Vendor shall have no obligation to process for a Member of a Client until said Member (1) satisfies Vendor’s underwriting standards as established by Vendor’s Credit Department and (2) upon approval by Vendor’s Credit Department, executes the then current merchant agreement without material modification or material additions thereto. Vendor agrees to offer Product in accordance with the Product Discount Schedule and other provisions set forth in Addendum I.

B.	Each month Vendor agrees to provide SAS in a mutually agreeable format, with a report on Product usage for each Client during the preceding month. This report is due to SAS on the 15th of each month. Failure to supply this report in an accurate and timely manner will be considered a breach of this Agreement.

C.	Vendor agrees to provide SAS, as mutually agreed by the parties, with ad copy, photos and/or illustrations as reasonably needed by Clients for promotion in printed or electronic media. SAS and/or Client may determine the placement, usage and size of any ad copy, photos, or illustrations submitted by Vendor for promotional purposes upon Vendor’s prior written consent, which consent will not be unreasonably withheld.

D.	Vendor agrees to provide toll-free telephone access number(s) as set forth in Addendum I for use by Clients and members of Clients.

E.	Vendor agrees to provide fulfillment and other materials to Clients and members of Clients as set forth in Addendum I and as SAS and/or Clients may reasonably request from time to time and as mutually agreed to by Vendor.

F.	Vendor agrees to take necessary steps to resolve any and all oral and written complaints from members of Clients regarding Product in a timely manner. Vendor further agrees to promptly send copies to SAS of any and all such written complaints and Vendor agrees to inform SAS when and how each written complaint was resolved.

Section II. Responsibilities of SAS
A.	SAS agrees to pay Vendor by the 20th of each month for previous month services as outlined in Addendum I.

B.	SAS agrees to refer Clients and members of Clients to Vendor.

C.	SAS agrees to preserve in its files all original ad copy, photos and illustrations provided by Vendor for promotional purposes. Such materials shall be maintained by SAS for use in Client catalogues, brochures, websites and other publications used to promote Product. Upon any termination of this Agreement, all such original materials shall be promptly returned to Vendor.

D.	If SAS’s right to service any Client is terminated for any reason, SAS shall notify Vendor and after thirty (30) days from Vendor’s receipt of said notice, such Client shall be deemed deleted from Addendum II.
Section III. Confidentiality
Neither Vendor, SAS, nor their respective officers, directors, employees, or agents shall disclose the terms of the Agreement to any unaffiliated third party without the written consent of the other party, except as required by law. Except as set forth in this Section III, each party agrees that it will not publish, communicate or disclose any membership list, names, addresses or phone numbers of members, database or other confidential documents or information concerning the business, goods, or services of the other party, including any association directly or indirectly serviced by SAS, furnished to such party in connection with this Agreement (collectively “Confidential Information”). Each party agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to third party, any such Confidential Information revealed to it by the other party for any purpose other than to carry out its express rights and obligations under this Agreement. Each party shall protect the other party’s Confidential Information from disclosure or misuse with the same degree of care it uses to protect its own Confidential Information of a similar nature, but in no event with less than reasonable care. This Section III shall survive any termination of this Agreement.
Section IV. Communications from Regulatory Agencies
If SAS or Vendor (hereinafter the “Receiving Party”) receives any inquiry from any administrative authority, which in SAS’s or Receiving Party’s sole opinion requires the other party’s cooperation in responding, then, within thirty (30) days of SAS or Receiving Party mailing notice thereof to the other party, the other party must provide such assistance as may be reasonably requested by SAS or Receiving Party in responding to such inquiry, including but not limited to, providing SAS or Receiving Party with a written response as to the other party’s knowledge of the matter of inquiry.
Section V. Term and Termination
A.	The term of this Agreement shall be for a period commencing on the Effective Date and continuing until December 31, 2005 or unless otherwise modified or terminated as provided in this Agreement. This Agreement shall renew for One (1) Year calendar term unless terminated by either party on or before October 1st of the current year.

B.	Either party may immediately terminate this Agreement by Written notice to the other party, of the other party breaches a material provision of this Agreement and the breach has not been cured within thirty (30) days of receipt of notice of such breach or Specialized Association Services determines that the product is no longer a viable benefit to our customers. Either party may also terminate this Agreement by written notice to the other party in the event that either party becomes or is declared bankrupt.

C.	Upon termination of this Agreement, Vendor shall cease any solicitation of existing Clients and/or their respective Members for products or services substantially similar to the Product provided by Vendor under this Agreement. Nothing in this Agreement shall prevent Vendor from soliciting existing Clients and/or their respective Members for other financial products or services offering through Vendor (as long as such other products and services are not substantially similar to the Product offered under this Agreement) nor shall Vendor be prohibited from continuing to service existing Clients and/or their members who elect to continue to use the Product offered under this Agreement with Vendor, in which case Vendor shall comply with Paragraphs (B) and (F) of Section I.

D.	Upon any termination of this Agreement each party shall return to the other party all copies of the other party’s Confidential Information and erase the other party’s Confidential Information from its data bases except such information as is necessary to continue to service those members to whom Vendor is permitted to continue limited sales pursuant to Paragraph (C) of this Section V.
Section VI. Miscellaneous Provisions
A.	INDEMNIFICATION AND HOLD HARMLESS — Vendor agrees to indemnify and hold harmless SAS and CLIENTS for all costs, expenses and attorney fees SAS may incur in recovering from Vendor any property or belonging to or due SAS. Vendor agrees to indemnify and hold harmless SAS for any claim, loss, cost liability or expense (including attorney fees), which SAS may incur, resulting from Vendor’s Product or Vendor’s breach of this AGREEMENT, violation of any law, regulation or court order. SAS agrees to indemnify and hold harmless Vendor for all costs, expenses and attorney fees Vendor may incur in recovering from SAS any property or belonging to or due Vendor. SAS agrees to indemnify and hold harmless Vendor for any claim, loss, expense (including attorney fees), cost or liability, which Vendor may incur, resulting from SAS’s breach of the AGREEMENT, violation of any law, regulation or court order.

B.	GOVERNING LAW JURISDICTION — This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas, excluding its conflict of laws provisions. The parties agree that all controversies that may arise between Vendor and SAS concerning any transaction or the construction, performance or breach of this Agreement, including any controversy over whether an issue is arbitral, shall be determined by arbitration. Any arbitration under this Agreement shall be conducted before an arbitration panel of the American Arbitration Association (“AAA”) and shall be conducted in the State of Texas.

C.	WAIVER AND REMEDIES — The failure of either party to enforce at any time for any period for any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce such provision, nor shall any single exercise of any right or remedy hereunder preclude any other or future exercise thereof any right or remedy. In the event any party hereto breaches or threatens to breach any provisions of Section III, then, the other party, in addition to any other remedies it may have at law, shall be entitled to immediate injunctive relief without the necessity of bond to prohibit such breach or threatened breach, it being acknowledged by the parties hereto that an adequate remedy at law does not exist for protection of the party’s interests with respect to such provisions and in the event of litigation, the prevailing party shall be entitled to recover reasonable attorney fees and court costs from the non-prevailing party. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

D.	INDEPENDENT CONTRACTOR — The parties hereto are independent contractors. Neither party shall have the right or power to enter into any agreement or commitment in the name or on behalf of the other party. Nor otherwise obligate or bind the other and neither of them shall hold itself out as having any authority to do so. It is understood that this Agreement does not give SAS the power or the right to control the material details of the work Vendor performs in connection with this Agreement and Vendor has the sole and exclusive power and right to control the details of Vendor’s work.

E.	INVALIDITY — If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then such provisions shall be construed, as nearly as possible, to reflect the intentions of the parties hereto with the other provisions remaining in full force and effect.

F.	NOTICE — Any notice to be given to the other party shall be in writing and shall be deemed to be given if (i) delivered by telecopy with a record of receipt, (ii) mailed by certified mail return receipt requested or (iii) sent by prepaid overnight courier, with a record of receipt requested. If to SAS, at 3801 William D. Tate, Suite 800, Grapevine, TX 76051; Attention: Ralph Wolfe; if to Vendor, at 601 Visions Parkway, Suite B, P.O. Box 37, Adel, Iowa 50003; Attention: Terry Harrington. Each party may change its address by written notice to the other.

G.	ENTIRE AGREEMENT; AMENDMENT — This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, Agreements and arrangements between the parties. No amendment or modification of this Agreement shall bind either party hereto unless made in writing and signed by both parties, except to the extent SAS may amend Addendum II pursuant to Section II, paragraph C. Neither Vendor nor SAS may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or denied.

H.	HEADINGS — The section and subsection headings in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

I.	LIABILITY — SAS will not have any liability for charge-backs and losses which are the direct result of any processing agreements, except to the extent to which SAS has assumed full liability for approval of such account(s), in writing, executed by a duly authorized officer of SAS.

IN WITNESS OF THE PROVISIONS OF THIS AGREEMENT AS SET FORTH ABOVE, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties herein as of the day and year first above written.

BENEFIT ADMINISTRATION FOR THE SELF-EMPLOYED		SPECIALIZED ASSOCIATION SERVICES, LTD

BY: /s/ TERRY HARRINGTON	11-15-04	BY: /s/ RALPH WOLFE	11-20-04

Terry Harrington	Date	Ralph Wolfe	Date
PRESIDENT		CFO